UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2005 (May 16, 2005)

Glimcher Realty Trust (Exact Name of Registrant as Specified in Charter)

Maryland	001-12482	31-1390518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 621-9000

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

i.	Adding of a Participant to the 2005 Executive Bonus Plan

          On May 16, 2005, George “Buck” Sappenfield, Sr. was named Senior Vice President, Leasing & Asset Management of Glimcher Realty Trust (the “Registrant”). The Executive Compensation Committee of the Registrant approved Mr. Sappenfield’s eligibility to participate in the Registrant’s 2005 Executive Bonus Plan (the “Plan”). The Plan establishes the percentage targets for bonus payments to its senior executive officers, including those who qualify as “named executive officers” (as defined by Item 402(a)(3) of Regulation S-K), for performance incentives reached during fiscal year 2005. As a participant in the Plan, Mr. Sappenfield will be eligible to receive a bonus payment amount equal to 20% of his 2005 base salary of $325,000. If the Registrant achieves or exceeds specified per share growth targets for Funds From Operations (“FFO”) then, like other Plan participants, Mr. Sappenfield would qualify to receive between 75-125% of the aforementioned bonus payment amount. The Registrant reported the initial adoption of the Plan in a Form 8-K filed on May 10, 2005. A copy of Mr. Sappenfield’s offer letter is attached hereto as an exhibit and incorporated herein by reference.

          FFO is a supplemental measure of the Registrant’s operating performance as it is a recognized metric used extensively by the real estate industry, in particular, real estate investment trusts. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) available to common shareholders (computed in accordance with Generally Accepted Accounting Principles (“GAAP”)), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held for use and held for sale. The Registrant’s FFO may not be directly comparable to similarly titled measures reported by other real estate investment trusts. FFO does not represent cash flow from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Registrant’s financial performance or to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Registrant’s liquidity, nor is it indicative of funds available to fund the Registrant’s cash needs, including its ability to make cash distributions.

ii.	Execution of Severance Benefits Agreements

          On May 16, 2005, Glimcher Properties Limited Partnership (“Glimcher”) and the Registrant entered into separate Severance Benefits Agreements (the “Agreement”) with Marshall A. Loeb, the Registrant’s Executive Vice President and Chief Operating Officer, and Mr. Sappenfield (each, an “Executive”). Under the Agreements, if the Executive is an employee of the Registrant or Glimcher immediately prior to a change in control (as defined in the Agreement) of the Registrant then Glimcher shall pay a lump sum severance payment (the “Payment”). Under Mr. Loeb’s Agreement, the Payment shall be equal to three times Mr. Loeb’s annual compensation during the calendar year preceding the calendar year in which the change in control of the Registrant occurred. Under Mr. Sappenfield’s Agreement, the Payment shall be equal to two times Mr. Sappenfield’s annual compensation during the calendar year preceding the calendar year in which the change in control of the Registrant occurred. Under each Agreement, annual compensation is to include: (i) all base salary and bonuses paid or payable to the respective Executive, (ii) all grants of restricted common shares of the Registrant and (iii) the fair market value of any other property or rights given or awarded to the respective Executive by the Registrant or Glimcher. Additionally, any restricted common shares of the Registrant, or options to purchase common shares of the Registrant, granted to the respective Executive shall vest on the day immediately prior to the date of a change in control of the Registrant. Lastly, for a period of eighteen (18) months following a change in control of the Registrant, the Registrant and Glimcher will maintain in full force and effect all life, accident, medical and dental insurance benefit plans and programs or arrangements in which the respective Executive is entitled to participate immediately prior to the date of the change in control of the Registrant, subject to certain conditions and limitations as set forth in the Agreement. Copies of Messrs. Loeb and Sappenfield’s Agreements are attached hereto as exhibits and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits

10.106	Offer Letter of Employment to George “Buck” Sappenfield, Sr., dated May 9, 2005.

10.107	Severance Benefits Agreement, dated May 16 2005, between Glimcher Realty Trust, Glimcher Properties Limited Partnership and Marshall A. Loeb.

10.108	Severance Benefits Agreement, dated May 16 2005, between Glimcher Realty Trust, Glimcher Properties Limited Partnership and George “Buck” Sappenfield, Sr.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: May 17, 2005	/s/ George A. Schmidt
George A. Schmidt Executive Vice President, General Counsel & Secretary